EXHIBIT 99
                         Contact:  N. Gregory Petrick
                                   Executive Vice President and CFO
                                   477 East Beaver Avenue
                                   State College, PA 16801-5690
                                   (814) 234-6000


Press Release
FOR IMMEDIATE RELEASE
---------------------

                        UNI-MARTS, INC.
                       ----------------
     ANNOUNCES FISCAL 2003 FIRST QUARTER FINANCIAL RESULTS
     ------------------------------------------------------
            AND STATUS OF ITS DIVESTITURE STRATEGY
            ---------------------------------------

     STATE COLLEGE, PENNSYLVANIA, January 28, 2003 - Uni-Marts, Inc. (AMEX: UNI) today reported financial results for the first fiscal quarter ended January 2, 2003 and announced the continuation of its divestiture strategy.

     Uni-Marts reported an 11.0% increase in revenues to $109.9 million for the first quarter of fiscal 2003, compared to revenues of $99.0 million in the first quarter of fiscal 2002, ended January 3, 2002. The primary factor contributing to the growth in revenues was an increase in the average price per gallon of gasoline sold, which increased by 23.5 cents per gallon, or 25.1%, in the first fiscal quarter of 2003. At comparable stores, merchandise sales increased by 1.3%, while gasoline gallons sold were relatively flat from fiscal 2002 first quarter levels. The Company reported a net loss of $422 thousand, or $0.06 per share, in the first quarter of fiscal 2003, compared to net earnings of $110 thousand, or $0.02 per share, for the prior year's first fiscal quarter.

     Henry D. Sahakian, Chairman of the Board, stated, "The performance of our petroleum locations was in line with our expectations in the first quarter of fiscal 2003 as current petroleum market conditions continue to adversely affect consumer usage and increased competition among retailers in our market area. Gasoline margin dollars declined by 2.6% due to a slight decline in gallons sold, while gross margins per gallon were relatively the same when compared to the first quarter of fiscal 2002."

      Mr. Sahakian added, "Revenues improved primarily due to a 25.0% increase in gasoline dollar sales and higher comparable store merchandise sales. Merchandise sales increased as a result of higher retail cigarette prices; however, merchandise margin dollars declined as a result of a 0.8% decrease in the merchandise gross profit rate."

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     Uni-Marts also announced that it has entered into a new
financial advisory agreement with Trefethen & Company, LLC to assist with its ongoing divestiture of certain under-performing store locations and non-operating assets. The Company had a previously announced financial advisory relationship with Trefethen & Company, LLC and Morgan Keegan & Company, Inc. which expired on December 31, 2002.

     Mr. Sahakian commented, "We are pleased with the initial progress we have made to date with a number of interested parties implementing our divestiture strategy." He added, "The Board of Directors is pleased to have entered into an ongoing advisory relationship with Trefethen & Company to assist the Company with this current strategy, as well as all other strategic alternatives that may arise to improve the Company's operations and enhance stockholder value."

     At January 2, 2003, Uni-Marts operated 298 convenience stores and Choice Cigarette Discount Outlets in Pennsylvania, New York,
Delaware, Maryland and Virginia. Self-service gasoline was sold at 239 of these locations.

UNI-MARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

                                            First Quarter Ended
                                        January 2,        January 3,
                                           2003             2002
---------------------------------------------------------------------
Revenues:
 Merchandise sales                      $  56,565         $  56,254
 Gasoline sales                            52,882            42,295
 Other income                                 465               440
                                        ---------         ---------
     Total                                109,912            98,989
Costs and Expenses:
 Cost of sales                             87,469            76,093
 Selling                                   17,399            16,955
 General and administrative                 1,901             1,902
 Depreciation and amortization              1,948             2,058
 Interest                                   1,641             1,815
                                        ---------         ---------
     Total                                110,358            98,823
Earnings (loss) before income taxes         (446)               166
Income tax provision (benefit)               (24)                56
                                        ---------         ---------
Net earnings (loss)                     $   (422)         $     110
                                        =========         =========
Net earnings (loss) per share           $  (0.06)         $    0.02
                                        =========         =========
Diluted earnings (loss) per share       $  (0.06)         $    0.02
                                        =========         =========
Weighted average number of common
  shares outstanding                        7,131             7,070
                                        =========         =========
Weighted average number of common
  shares outstanding assuming dilution      7,131             7,189
                                        =========         =========

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)
                                        January 2,      September 30,
                                           2003             2002
---------------------------------------------------------------------
Current assets                          $  34,069         $  39,413
Net property, equipment and improvements   96,472            98,037
Net intangible and other assets             7,651             7,695
                                        ---------         ---------
     Total                                138,192           145,145

Current liabilities                        32,474            37,670
Long-term debt                             71,072            72,126
Deferred taxes and other liabilities        6,739             7,032
                                        ---------         ---------
     Total                                110,285           116,828
Stockholders' equity                       27,907            28,317
                                        ---------         ---------
Total liabilities and stockholders'
  Equity                                $ 138,192         $ 145,145
                                        =========         =========
Book value per share                    $    3.91         $    3.97
                                        =========         =========

Certain statements contained in this release are forward looking.
Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forwardlooking statements which include, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; competition and ability to maintain merchandising margins; the sufficiency of cash balances, cash from operations and cash from asset sales to meet future cash obligations; volume of customer traffic; weather conditions; labor costs; and the level of capital expenditures. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by Uni-Marts, Inc. filed with the Securities and Exchange Commission.